Free Writing Prospectus
Registration Statement No. 333-131266
Dated April 21, 2008
Filed pursuant to Rule 433

Access the Renminbi and Rupee

marketvectorsETNs.com

MARKET VECTORS

1.888.MKT.VCTR

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Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by clicking here or EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.

Van Eck Global
SINCE 1955

Market Vectors Currency ETNs


EXCHANGE TRADED NOTES

How can you use Market Vectors ETNs as part of your investment program?

Currency ETNs

- **Chinese Renminbi/USD ETN**
- **Indian Rupee/USD ETN**

For individual investors and financial professionals alike, Market Vectors Currency ETNs provide an innovative, convenient way to trade, hedge or invest in dynamic world currency markets.

Frequently Asked Questions

What are Market Vectors Currency ETNs?

– Market Vectors Currency Exchange-Traded Notes are senior, unsecured debt securities issued by Morgan Stanley that deliver exposure to the exchange rate between U.S. dollars and foreign currencies. They are not equities or index funds, but do possess some trading advantages of these products.

What are the advantages of exchange-traded notes?

– Exchange-traded notes allow for convenient access to the returns of market benchmarks, minus investor fees(1). They offer trading flexibility not unlike equities and are traded on an exchange throughout the day. ETNs can act as an effective hedging tool, as they can be traded long or short. ETNs typically seek to offer cost-effective investments in previously cumbersome, expensive or difficult-to-access sectors of the market. Please speak to your financial advisor for more information. Talk with your tax professional about information regarding recent tax rulings on ETNs.

How do ETNs generate returns?

– Investors may trade ETNs on an exchange at market price or receive a principal payment upon maturity or early redemption(2), based on Index performance, less investor fees(1).

Features and Benefits

Easy Access

provides exposure to difficult-to-access currency markets in the form of a single securities transaction

Major World Currencies

participate in the currencies of some of the world's largest and most important countries

Indices Seek to Track the Spot Exchange Rate

achieved by currency forward contract plus short term deposits

Who is the issuer?

-    Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. The credit ratings for Morgan Stanley's senior debt are Aa3 for Moody's and AA- for Standard
     & Poor's. The outlook for Morgan Stanley's senior debt rating by each rating agency is negative, and Standard & Poor's placed the senior debt credit ratings on Credit Watch with negative implications on December 19,
     2007.

How can you buy and sell Market Vectors ETNs?

-    Market Vectors ETNs will be listed on NYSE Arca. You can buy and sell
     Market Vectors ETNs through a broker at any time and will be subject to brokerage commissions. You may sell Market Vectors ETNs in several ways.
     You can sell the notes in the secondary market during trading hours. You may also choose early redemption if you own a large block of ETNs, typically 50,000 units, and redeem the block directly to the issuer (see the procedures for redemption(2) set forth in the applicable prospectus).
     Alternatively, you may hold the ETNs until maturity and receive a cash payment from the issuer based upon the positive or negative performance of the underlying index, less investor fees(1).

What are the risks of investing in ETNs?

ETNs are not secured debt; there is no principal protection; the ETNs do not pay interest and the issuer is subject to default risk. Apart from default risk, there is also credit rating risk. That is, if the issuer's credit rating is downgraded, the ETN's value may decrease even while the underlying index rises. The underlying index may go up or down. Even if the index goes up, investors may not recover their principal once investor fees are deducted.

1 The Investor Fee is equal to 0.55% times the principal amount of your ETNs, times the Index Factor, calculated on a daily basis in the following manner:
The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by an amount equal to the 0.55% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not an index business day, the
Index Factor on the immediately preceding an index business day) divided by
365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

2 Investors must make a request to redeem at least 50,000 units of the ETNs directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.

The ETNs are not rated. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook.

The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.

The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your Market Vectors Currency
ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets;
and Morgan Stanley's creditworthiness.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the original issue price at any time over the term of the ETNs.

"Standard & Poor's(R)," "S&P(R)," "S&P Chinese Renminbi Total Return Index" and
"S&P Indian Rupee Total Return Index" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by Morgan Stanley. The Market
Vectors Currency ETNs are not sponsored, endorsed, sold or promoted by The
McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Market Vectors
Currency ETNs.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.